EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ABERDENE SIGNS LETTER OF INTENT FOR OPTION TO ACQUIRE INTEREST IN SLIDE MINE AND HORSEFAL PROJECTS

Las Vegas, Nevada, May 13, 2004 - Aberdene Mines Limited (OTCBB: ABRM) is pleased to announce that it has entered into a letter of intent with Consolidated Global Minerals Ltd. ("Global") regarding granting Aberdene an option to acquire a 100% interest in Global's interest (subject to a possible 5% NSR) in the Slide Mine and Horsefal projects. The signing of a formal option agreement is subject to completion by Aberdene of satisfactory due diligence in respect of the projects. The exercise terms of the option would include: Aberdene paying to Global $100,000 cash on the first anniversary date of the option agreement; issuing an aggregate 300,000 shares of common stock to Global prior to the first anniversary date; and incurring expenditures of at least an aggregate $1,500,000 over a period of two years.

The Slide Mine and Horsefal projects are located approximately 8 miles west of the city of Boulder, Colorado. The district is reported to have produced 412,000 ounces of gold, and 5 million ounces of silver from 1872 until 1959. The Slide-Horsefal projects include several past producing mines with known historical production from previously producing gold and silver veins, known as the Klondike, Slide, Prussian, Twin, Iowa and Horsefal. The gold deposits occur in telluride and pyrite veins that occupy fissures, most of which strike northeast and dip to the northwest. The veins contain primarily high-grade gold/silver hosted in a glassy quartz matrix. The veins range in size from less than a foot to over 5 feet in places. Where two veins intersect the veins "blow out" at the intersection resulting in very wide and very rich mineralization. The Slide vein has been known to attain widths of up to 50 feet and grades as high as 60 ounces Au/ton in one instance under these circumstances. All the claims have been consolidated under controlled ownership; therefore, making it possible to mine multiple veins to benefit from economies of scale - an opportunity that has not been historically available. At one time this was the largest producer in the district, and the largest employer in Boulder County.

Upon completion of satisfactory due diligence, it would be Aberdene's intention to focus on re-opening the Corning Tunnel (Slide Mine) and Horsefal Shaft, confirm the historical resource estimates, and continue exploration on the developed veins, as well as explore all other known but undeveloped veins. It is Aberdene's intention to put the Slide and Horsefal projects into production utilizing the facilities of the on-site, permitted, and fully licensed mill.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact: Head office Contact:

Brent Jardine, President Jardine@aberdenemines.com T: (800) 430-4034	101 Convention Centre Drive - Suite 700 Las Vegas, Nevada 89109 T: (702) 939-5389 F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.